Exhibit 99.1

Blueknight Announces First Quarter 2019 Results

Highlights

•	Net income of $3.8 million, operating income of $8.0 million and Adjusted EBITDA of $16.2 million

•	Asphalt terminal services operating margin, excluding depreciation and amortization, of $13.5 million, benefiting from March 2018 asphalt acquisition and offset by July 2018 asset divestiture

•	Crude oil terminalling services storage capacity fully leased with operating margin, excluding depreciation and amortization, of $2.6 million

•	Higher operating margins from crude oil pipeline services and crude oil trucking services driven primarily by higher throughput across system

•	Cash flow and balance sheet continue to strengthen with distribution coverage increasing to 1.23 times and leverage ratio decreasing to 4.6 times

•	Key financial roles, Chief Financial Officer and Chief Accounting Officer, successfully filled with experienced finance and accounting professionals

OKLAHOMA CITY - May 8, 2019 - Blueknight Energy Partners, L.P. (“BKEP” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today announced its financial results for the three months ended March 31, 2019. Net income was $3.8 million for the first quarter of 2019, as compared to net income of $4.4 million for the same period in 2018. First quarter 2019 net income was impacted by asset impairment expenses of $0.3 million related to a flood at one of our asphalt facilities as well as $0.8 million related to a change in estimate of the push down impairment of Cimarron Express Pipeline, LLC. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $16.2 million for the three months ended March 31, 2019, as compared to $16.5 million for the same period in 2018. The year-over-year decrease was due primarily to the July 2018 asset divestiture of three asphalt facilities, which was partially offset by strong operations across our business.

“Our strong performance during the quarter was driven by higher throughput and margins, especially within our crude oil transportation segments,” said Mark Hurley, Chief Executive Officer. “We continue to execute on our strategy to improve our financial profile by completing sales of non-core assets, enhancing the performance and efficiency of our current assets, and generating and retaining more cash flow to pay down debt. With distribution coverage increasing significantly to 1.23 times and leverage ratio falling to 4.6 times, we are confident in our ability to achieve our targets of distribution coverage greater than 1.0 times and a leverage ratio between 4.0 times and 4.5 times for the year.

“As we make progress on our plans to deliver greater value over the long-term for our unitholders, we are excited about the future. We are entering warmer months, when demand is highest for our asphalt terminalling services. Our Cushing crude oil storage position is fully contracted for the remainder of 2019 and we are encouraged by our discussions with current and potential future customers for longer-dated contracts not dependent on a contango crude oil market. Importantly, we also filled two senior leadership roles including a new Chief Accounting Officer with an internal candidate well versed in our business and a new Chief Financial Officer with strong relevant industry experience and a successful track record of growing operations, both strategically and organically, during his time at Andeavor,” added Hurley.

SEGMENT RESULTS

Asphalt Terminalling Services. Total operating margin, excluding depreciation and amortization, decreased $1.8 million for the three months ended March 31, 2019, as compared to the three months ended March 31, 2018. The asphalt facility acquired in March 2018 resulted in an increase to operating margin of $0.6 million and was offset by a decrease of $2.4 million due to the sale of three asphalt facilities in July 2018.

Crude Oil Terminalling Services. Total operating margin, excluding depreciation and amortization, decreased for the three months ended March 31, 2019, compared to the same period in 2018 due to a decrease in market rates for storage contracts. Average crude oil stored per month increased over 70% versus the same period last year as there was more crude oil blending and segregation opportunities than the same period last year. As of May 3, 2019, approximately 5.8 million barrels of crude oil storage were under service contracts.

Crude Oil Pipeline Services. Average pipeline throughput for the first quarter of 2019 was 37,000 barrels per day, an increase of 61% compared to the same period in 2018. Most of the increase in throughput was attributed to restoring our second Oklahoma pipeline to full service in July 2018, bringing total pipeline capacity to 50,000 barrels per day, and allowing for higher throughput driven by our crude oil marketing business. As a result, crude oil pipeline services operating margin, excluding depreciation and amortization, for the first quarter of 2019 was $1.9 million higher than the same period in the prior year.

Crude Oil Trucking Services. Average volumes increased 17% for the three months ended March 31, 2019, as compared to the three months ended March 31, 2018. Operating margin, excluding depreciation and amortization, increased by $0.2 million in the first quarter 2019 compared to the same period last year. The increase in operating margin was primarily driven by higher volumes captured from producers to service our two Oklahoma pipelines and the sale of the producer field services business.

BALANCE SHEET AND CASH FLOW
For the three months ended March 31, 2019, distributable cash flow was $10.0 million, as compared to $11.3 million for the same period in 2018. Based on the Partnership’s most recent distribution announcement, distribution coverage was 1.23 times for the first quarter 2019 versus 0.89 times for the same period in 2018. Net capital expenditures for the first quarter 2019 were $2.8 million, which included $2.0 million of net maintenance capital. The Partnership ended the first quarter of 2019 with total debt of $252.6 million, which resulted in a leverage ratio of 4.6 times, and $1.2 million of cash.

CONFERENCE CALL
The Partnership will discuss first quarter 2019 results during a conference call tomorrow, Thursday, May 9, 2019, at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to access the conference call at 1-631-891-4304. An audio replay will be available through the Investors section of the Partnership’s website at http://investor.bkep.com for 30 days.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019, to be filed with the SEC on May 9, 2019.

Results of Operations

The following table summarizes the Partnership’s financial results for the three months ended March 31, 2018 and 2019 (in thousands, except per unit data):
BLUEKNIGHT ENERGY PARTNERS, L.P. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per unit data)

	Three Months ended March 31,
	2018	2019
	(unaudited)
Service revenue:
Third-party revenue	$17,318	$15,886
Related-party revenue	6,321	4,219
Lease revenue:
Third-party revenue	9,804	9,763
Related-party revenue	7,703	4,940
Product sales revenue:
Third-party revenue	3,514	58,924
Total revenue	44,660	93,732
Costs and expenses:
Operating expense	31,135	27,243
Cost of product sales	2,637	24,587
Cost of product sales from related party	—	30,774
General and administrative expense	4,221	3,693
Asset impairment expense	616	1,119
Total costs and expenses	38,609	87,416
Gain (loss) on sale of assets	(236)	1,724
Operating income	5,815	8,040
Other income (expenses):
Gain on sale of unconsolidated affiliate	2,225	—
Interest expense	(3,569)	(4,271)
Income before income taxes	4,471	3,769
Provision for income taxes	29	12
Net income	$4,442	$3,757

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$231	$105
Preferred interest in net income	$6,278	$6,279
Net loss available to limited partners	$(2,067)	$(2,627)

Basic and diluted net loss per common unit	$(0.05)	$(0.06)

Weighted average common units outstanding - basic and diluted	40,289	40,678

The table below summarizes the Partnership’s financial results by segment operating margin, excluding depreciation and amortization for the three months ended March 31, 2018 and 2019 (dollars in thousands):

Operating Results	Three Months ended March 31,		Favorable/(Unfavorable)
			Three Months
(in thousands)	2018	2019	$	%
Operating margin, excluding depreciation and amortization
Asphalt terminalling services operating margin	$15,280	$13,518	$(1,762)	(12)%
Crude oil terminalling services operating margin	3,325	2,589	(736)	(22)%
Crude oil pipeline services operating margin	(60)	1,813	1,873	3,122%
Crude oil trucking and producer field services operating margin	(290)	(58)	232	80%
Total operating margin, excluding depreciation and amortization	$18,255	$17,862	$(393)	(2)%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, and asset impairment charges. Distributable cash flow is defined as Adjusted EBITDA minus cash paid for interest, maintenance capital expenditures and cash paid for taxes. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands, except ratios):

	Three Months ended March 31,
	2018	2019
Net income (loss)	$4,442	$3,757
Interest expense	3,569	4,271
Income taxes	29	12
Depreciation and amortization	7,367	6,734
Non-cash equity-based compensation	501	309
Asset impairment expense	616	1,119
Adjusted EBITDA	$16,524	$16,202
Cash paid for interest	(3,673)	(4,189)
Cash paid for income taxes	—	—
Maintenance capital expenditures, net of reimbursable expenditures	(1,593)	(2,050)
Distributable cash flow	$11,258	$9,963

Distributions declared (1)	$12,652	$8,080
Distribution coverage ratio	0.89	1.23
(1) Inclusive of preferred and common unit declared cash distributions.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

Operating Results	Three Months ended March 31,		Favorable/(Unfavorable)
			Three Months
(in thousands)	2018	2019	$	%
Total operating margin, excluding depreciation and amortization	$18,255	$17,862	$(393)	(2)%
Depreciation and amortization	(7,367)	(6,734)	633	9%
General and administrative expense	(4,221)	(3,693)	528	13%
Asset impairment expense	(616)	(1,119)	(503)	(82)%
Gain (loss) on sale of assets	(236)	1,724	1,960	831%
Operating income	$5,815	$8,040	$2,225	38%

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;

•
6.9 million barrels of above-ground crude oil terminalling facilities located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange in Cushing, Oklahoma;

•	646 miles of crude oil pipeline located primarily in Oklahoma and Texas; and

•	60 crude oil transportation vehicles deployed in Oklahoma, Kansas and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900